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                                                                     EXHIBIT 3.1

                           CERTIFICATE OF AMENDMENT
                                      OF
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                      OF

                              INFOSPACE.COM, INC.



     InfoSpace.com, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

     1. The original Certificate of Incorporation was filed with the Secretary of State on April 9, 1996, under the name of InfoSpace, Inc.

     2. The following Certificate of Amendment was duly proposed by the Corporation's Board of Directors and duly adopted pursuant to the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. The Certificate of Amendment and the amendments to be made thereby were duly adopted by the holders of a majority of shares entitled to vote thereon pursuant to the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

     RESLOVED: That Article 1 of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:


     ARTICLE 1. NAME

     The name of the corporation is InfoSpace, Inc.


     RESOLVED FURTHER: That Article 4 of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:


     ARTICLE 4. SHARES

     The total authorized stock of the Corporation shall consist of 900,000,000 shares of Common Stock having a par value of $.0001 per share and 15,000,000 shares of Preferred Stock having a par value of $.0001 per share. Authority is hereby expressly granted to the Board of Directors to fix by resolution or resolutions any of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions which are permitted by Delaware General Corporation Law in respect of any class or classes of stock or any series of any class of stock of the Corporation. The Corporation shall from time to time in



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accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit the conversion of the Preferred Stock.

     IN WITNESS WHEREOF, the Corporation has caused this Amended Certificate of Incorporation to be signed by its duly authorized officer this 3rd day of April, 2000.


     INFOSPACE.COM, INC.,

     a Delaware corporation

          /S/ ELLEN ALBEN
     By:________________________________________
          Ellen Alben, Senior Vice President,
          Legal and Business Affairs, and Secretary



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